                                                                   EXHIBIT 10.10

                       STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement between SGS-THOMSON Microelectronics, Inc., a Delaware corporation ("SGS-THOMSON"), and NVidia Corporation, a California corporation ("NVidia"), is entered into this 10th day of November 1993.

                                   OVERVIEW

The parties are entering into this Agreement with the purpose of establishing a leadership position for graphics and multimedia controller products in the personal computer market. The collaboration is intended to exploit the potential of the NV multimedia architecture and to implement products being developed by NVidia by combining NVidia's strengths in semiconductor design, with SGS-THOMSON's strengths in semiconductor manufacturing, marketing and sales. Initially, NVidia will take lead responsibility for finalizing architecture and initial product designs, and SGS-THOMSON will take lead responsibility in product manufacturability. The parties will then join in introducing and marketing graphics and multimedia controller products into the personal computer market. SGS-THOMSON will market the NV1-D64 graphics controller with DRAM interface for high volume, medium performance applications in the personal computer market and NVidia will market the NV1-V32 graphics controller with VRAM interface for high performance graphics applications in the personal computer market.

Subsequently, future generations of products will be designed by NVidia, with SGS-THOMSON addressing the high volume, medium performance demands of the personal computer market and NVidia concentrating on the smaller, high performance range of the personal computer market.

The following definitions shall apply for purposes of this Agreement:
PC Graphics Controller Market. PC graphics controller market means unit shipments for desktop and laptop applications.

Volume Product. A NVidia product is a Volume Product if unit shipments of the applicable NVidia product and products with similar memory interface specifications have exceeded 20% of the PC graphics controller market for two successive quarters, and if unit shipments of such product(s) are projected to exceed 33% of the PC graphics controller market during the next two successive quarters, as determined by the simple mathematical average of IDC, J Peddie and Associates and Dataquest market forecasts, or by such other method as the parties may agree upon from time to time.

Net Sales. Net sales means SGS-THOMSON gross sales less sales to NVidia, SGS-THOMSON intercompany transactions and net of trade and quantity discounts or rebates, returns and cash discounts or rebates allowed and taken.

In consideration of the mutual representations, warranties, and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                      1.

I.   DESIGN WORK

A. NVidia to Develop NV Architecture and NV1-D64 and NV1-V32 Products. NVidia will use its reasonable best efforts to complete the design of the NV graphics architecture and of the two initial products, NV1-D64 and NV1-V32, according to the specifications described in Exhibit A.

B. NVidia to Develop Future NV Products. NVidia will use its reasonable best efforts during the balance of the term of this Agreement to design future products compliant with the NV architecture for SGS-THOMSON and for NVidia with the objective of maintaining a product leadership position based upon NV architecture, with SGS-THOMSON continuing to address the high volume, medium performance sector of the market, and with NVidia continuing to address the smaller segment of the market utilizing high performance graphics controllers.

C. Technology Transfer. NVidia will provide technical assistance reasonably requested by SGS-THOMSON to transfer the NV architecture and product technology.

II.  SGS-THOMSON ACQUISITION OF OPTION TO WORLDWIDE LICENSE

A. Option to Exclusive License of NV1-D64 and Nonexclusive License of NV Architecture. Upon the signing of this Agreement and the concurrent payment of $500,000 to NVidia by SGS-THOMSON, SGS-THOMSON shall have obtained an option from NVidia to acquire (i) a worldwide, exclusive, perpetual license to make, have made, use and sell the NV1-D64, and (ii) a worldwide, nonexclusive, perpetual license to make, have made, design, have designed, use, and sell semiconductor devices utilizing the NV architecture. The license to the NV architecture described in (ii) in the preceding sentence is expressly conditioned upon SGS-THOMSON not modifying, extending or enhancing the architecture except (i) in accordance with the terms of Exhibit B, or (ii) upon the prior written approval of NVidia.

B. Option to Exclusive License of Future NV Products. All NV products developed by NVidia during the term of this Agreement shall be disclosed to SGS-THOMSON by NVidia during product definition. If SGS-THOMSON shall have exercised its option to acquire a license to the NV1-D64 pursuant to III.A, NVidia shall offer SGS-THOMSON an option to acquire a license to such future NV products, other than future NV products reserved by NVidia which are other than a Volume Product (such as a product for high performance graphics applications targeted at the high performance segment of the personal computer graphics controller market), upon the same terms and conditions as the license granted to SGS-THOMSON for the NV1-D64. Upon the payment of $500,000 to NVidia by SGS-THOMSON within 60 days after delivery by NVidia to SGS-THOMSON of written specifications for such future NV product, SGS-THOMSON shall have obtained an option to acquire a license on the same terms and conditions as the license granted to SGS-THOMSON for the NV1-D64.

                                      2.

III. EXERCISE OF OPTION AND ACQUISITION OF LICENSES

A. NV1-D64 and NV Architecture. SGS-THOMSON may exercise its option to obtain the license to the NV architecture and NV1-D64 any time prior to 30 days after delivery by SGS-THOMSON to NVidia of the ASIC prototype for the NV1-D64 (the "Option Period"). NVidia shall promptly evaluate the ASIC prototype and communicate the results of such evaluation to SGS-THOMSON within 10 days of receipt of the ASIC prototype. If the parties agree in good faith that the evaluation is inconclusive, the Option Period shall be extended until a new ASIC has been evaluated. To exercise the option and acquire the NV1-D64 license, SGS-THOMSON shall pay NVidia $2,000,000 as follows: $1,000,000 upon exercise of the option, $500,000 on August 1, 1994 or exercise of the option if later, and $500,000 on November 1, 1994 or exercise of the option if later.

B. Future NV Products. SGS-THOMSON may exercise its option to obtain the license to a future NV product during the term of the Agreement any time prior to 30 days after delivery of the ASIC prototype for such future NV product (the "Future Option Period"). NVidia shall promptly evaluate the ASIC prototype and communicate the results of such evaluation to SGS-THOMSON within 10 days of receipt of the ASIC prototype. If the parties agree in good faith that the evaluation is inconclusive, the Future Option Period shall be extended until a new ASIC has been evaluated. To exercise the option and acquire a future NV product license, SGS-THOMSON shall pay NVidia $1,000,000 upon exercise of the option.

IV.  CONTINGENT CO-EXCLUSIVE LICENSE

A. Co-Exclusive License to NVidia Products. If SGS-THOMSON shall have exercised its option to acquire a license to the NV1-D64 pursuant to III.A., and the NV1-V32 or a future NV product previously reserved by NVidia becomes a Volume Product, then SGS-THOMSON shall have obtained an option to acquire a worldwide, co-exclusive (with NVidia), perpetual license to make, have made, sell and use such product(s) exercisable upon payment of a $1,500,000 license fee ($0 license fee in the case of the first NV high performance product expected to be called NV1-V32) by SGS-THOMSON to NVidia within 90 days after the applicable NV product became a Volume Product.

V.    ROYALTIES

A. NV1-D64. If SGS-THOMSON shall have exercised its option to acquire a license to the NV1-D64 pursuant to III.A and further elects to sell the NV1-D64, SGS-THOMSON shall pay the following royalties on its Net Sales of the NV1-D64: 1st 1 million units - [*]; next 2 million units - [*]; next 5 million units - [*]; next 10 million units - [*]; [*] royalties shall be payable on sales in excess of 18 million units. Royalties shall be calculated on a quarterly basis, shall be payable to NVidia 45 days following the close of a quarter, shall be accompanied by written reports of sales during the prior quarter and shall be subject to independent audit no more frequently than once a year.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      3.

B. Future NV Products. If SGS-THOMSON shall have exercised its option to acquire a license to a future NV product pursuant to III.B. and further elects to sell such future NV product, the same royalty schedule and procedure set forth in V.A shall apply to all Net Sales of future NV products, except that the royalty rate on the first 1 million units of Net Sales by SGS-THOMSON shall be [*].

C. SGS-THOMSON Products Using NV Architecture. For products designed by SGS-THOMSON which employ the NV architecture, the royalty schedule shall be a percentage of the rates specified for future NV products determined by dividing the intellectual property value contributed by NVidia by the total intellectual property value of the product as agreed in good faith by the parties or, in the absence of agreement, as determined by a reputable independent graphics controller expert selected in good faith by the parties.

VI.  RELATED PRODUCTS AND PREPARATION FOR MANUFACTURE

A. ASIC Development. SGS-THOMSON will use its reasonable best efforts at its expense for ASIC development and fabrication for the NV1-D64 and NV1-V32 according to the specifications and schedule attached as Exhibit C. SGS-THOMSON will use its reasonable best efforts at its expense for ASIC development and Fabrication for future NV products which are intended as Volume Products. SGS-THOMSON will also use its reasonable best efforts at its expense for ASIC development and fabrication of up to two future NV products per year which are not intended as Volume Products. Any other ASIC development funded by NVidia will be provided to NVidia by SGS-THOMSON at most favored customer pricing during the term of this Agreement.

B. Video DAC's. SGS-THOMSON will use its reasonable best efforts to develop at its expense video DAC(s) for the NV1-D64 and the NV1-V32 according to the specifications and schedule specified in Exhibit D.

VII. MANUFACTURE

A. NV Products and DAC Manufacture. SGS-THOMSON will use its reasonable best efforts to manufacture and sell to NVidia all NV products and related DAC's in response to orders delivered to SGS-THOMSON, provided such orders are consistent with NVidia 12 month projections provided to SGS-THOMSON by July 31, 1994 and updated in writing at least quarterly. Orders in excess of projections shall be filled by SGS-THOMSON as soon as reasonably practicable. NVidia shall use SGS-THOMSON standard purchase order forms. NVidia shall be given most favored customer pricing for similar products provided on a similar basis to other SGS-THOMSON customers irrespective of the volume of products ordered by NVidia pursuant to the Agreement. Should SGS-THOMSON decline to exercise an option to license a Volume Product under III, SGS-THOMSON's manufacturing and pricing obligations under this section VII shall terminate one year thereafter. SGS-THOMSON shall retain last-time buy options consistent with its standard policy.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      4.

B. Line of Credit. SGS-THOMSON shall establish a $1 million revolving line of credit for NVidia orders placed during the term of this Agreement, secured by NVidia receivables arising from the resale of such products in amounts consistent with SGS-THOMSON standard security requirements for such lines of credit. The credit shall be repaid as funds are received with respect to such receivables; however, in no event later than 120 days following the issuance of such credit.

VIII. MARKETING SUPPORT

A. SGS-THOMSON. SGS-THOMSON shall use its reasonable best efforts to commercialize products licensed to it by NVidia hereunder and shall be responsible at its expense for developing marketing materials and for all marketing preparation through product launch for the NV1-D64 and NV1-V32. Attached hereto as Exhibit E is a marketing plan which is illustrative of the type and scope of marketing plan to be implemented by SGS-THOMSON. If SGS-THOMSON does not acquire the license to the NV1-D64 pursuant to III.A, SGS-THOMSON shall have no obligations under this paragraph VIII.A.

B. Joint Marketing Support. The parties will establish a Joint Marketing Committee no later than July 1, 1994 consisting of a least one senior marketing executive from each company to coordinate the use of common marketing materials. The Committee will have no legal authority or standing and will act solely in an advisory capacity; however, the parties agree to cooperate in good faith with the Committee.

IX.   SOFTWARE LICENSE AND SUPPORT

A. Software License. SGS-THOMSON shall have access to, and a worldwide, nonexclusive, perpetual license to, use and modify the source code for device drivers and BIOS for any product licensed by NVidia to SGS-THOMSON pursuant to this Agreement and for any SGS-THOMSON product using NV architecture in accordance with V.C. The license to the source code for the device drivers and BIOS includes the right to modify such software for use with any device driver or BIOS without charge except for royalties due on the related semiconductor device pursuant to V., provided NVidia shall have the right without charge to use any such modification or improvement in other NV products.

B. Software Support. NVidia will provide continuing software support for each product being sold by SGS-THOMSON as specified in Exhibit F. If for products after NV1-D64, NVidia can objectively show that the royalties payable are not sufficient to cover the costs of such software support and a reasonable return (5% of SGS-THOMSON net sales) on the new products, then NVidia shall be permitted an appropriate software maintenance charge which shall be applied to subsequent sales of the product at issue if SGS-THOMSON approves, which approval shall not be unreasonably withheld.

                                      5.

X.   THIRD PARTY LICENSES

A. Third Party Licenses. The parties realize that a license to manufacture one or more of the products covered by the Agreement to a large PC manufacturer for internal use may be in the best interests of both parties. In such instance, both parties agree to work cooperatively to develop mutually acceptable license terms.

XI.  TERM

A. Term. The term of the Agreement shall be 3 years, unless extended by mutual written agreement of the parties, provided that the royalty, confidentiality and software support obligations under this Agreement shall continue during the terms of the licenses, and that the manufacturing and pricing obligations shall continue in accordance with VIII. Once effective, licenses shall continue during the life of the underlying NVidia patents, copyrights or trademarks. The line of credit in VII.B shall not be applicable to any extensions of this Agreement.

XII. MISCELLANEOUS.

A. Key Personnel. SGS-THOMSON shall assign the key personnel specified in Exhibit G to this collaboration for the periods and purposes specified.

B.   Governing Law.  This Agreement shall be governed by Delaware law.

C. Injunctive Relief. The parties acknowledge that a breach of the Agreement regarding architectural compliance cannot adequately be compensated for with monetary damages and that should such a breach occur, injunctive relief would be an appropriate remedy.

D. Confidentiality. Confidential information shared or learned by either party in the performance of this Agreement shall be protected by the receiving party according to the rules which such receiving party applies to its own confidential information.

E. Assignment to Parent or Controlled Affiliates. SGS-THOMSON may assign its rights hereunder to its (i) parent, (ii) affiliates in which SGS-THOMSON's parent owns, either directly or indirectly, at least 67% of such affiliate, and/or (iii) affiliates in which SGS-THOMSON's parent owns, either directly or indirectly, at least 51% of such affiliate if such ownership structure is necessary for a material domestic presence in a geographical market in which SGS-THOMSON (or its parent or affiliates) does not currently have a material domestic presence and such presence is required for the marketing and sale of products licensed hereunder.

F. Technology Representation. To the best of its knowledge without having conducted any special investigation or patent search, NVidia owns or possesses sufficient legal rights to all patents, trademarks, copyrights, trade secrets, license, information and proprietary rights and processes (the "Intellectual Property") necessary to enter into and to perform its obligations under this Agreement without any conflict with, or infringement of the rights of, others.

                                      6.

G. Technology Cooperation. During the term of this Agreement, NVidia and SGS-THOMSON shall cooperate in conducting patent searches and the like to determine whether any of the Intellectual Property potentially conflicts with, or infringes, the rights of others. If any such search determines a potential conflict or infringement, NVidia and SGS-THOMSON shall cooperate to eliminate such potential conflict or infringement from the intellectual property.

H. Insolvency and Asset Sale. In the event NVidia becomes insolvent and thereafter chooses to sell all or a portion of its assets other than in the ordinary course of business, to the extent permitted by law, SGS-THOMSON shall be given the opportunity to match any reasonable offer for any asset offered for sale by NVidia. In the event NVidia receives no offers, or no reasonable offers, SGS-THOMSON shall be given the opportunity to purchase any such asset for its fair market value. If NVidia and SGS-THOMSON cannot agree on the fair market value of a particular asset, an independent, reputable appraiser knowledgeable in the graphics controller market shall determine the value of the particular asset.

In witness whereof, the parties have executed this Agreement as of the date set forth above.

NVidia Corporation                            SGS-THOMSON Microelectronics, Inc.
Microelectronics, Inc.


By /s/ Jen-Hsun Huang                         By /s/ Giancarlo Ronzi
  --------------------                          --------------------
  Jen-Hsun Huang                                Giancarlo Ronzi
  President and Chief Executive Officer         Vice President
                                                Semicustom Products

                                      7.

                                   EXHIBIT A

I.   NV1-V32 and NV1-D64 Functionality and Performance Targets


The design targets for NV1 (V32 and D64) are substantially outlined in the following pages. These targets are the result of performance analysis of the NV architecture and algorithms.

II.  NVidia Deliverables

The following deliverables will be provided to SGS-THOMSON as they become available.

1.   NV Architectural Specification

     The NV Architecture specifies the visible interface by which applications communicate to chips which embody the NV Architecture. An application which follows the protocol and semantics specified by the NV Architecture can access the capabilities of the chip. Version 1 of the NV Architecture Specification was published October 20, 1993. The NV Architecture and Specification is still in the process of refinement and is expected to be finalized by June 1, 1994.

2.   NV1-D64 Deliverables

     - Functionality and interface Specification

     - Design source, including:
          Verilog HDL source
          Synopsys synthesis scripts
          Design netlist
          Functional verification suits
          Timing analysis scripts

     - Information for ASIC manufacturing, including:
          Chip floorplan
          Package bonding diagram
          Test patterns

     - Evaluation board (Schematics & BOM)
     - BIOS
     - device drivers for Windows 3.1
     (Other device drivers will be delivered as available. The order of priority will be driven by NVidia and ST marketing. The default order will be Windows 4.0, Windows NT, then OS/2)

3.   NV1-V32 Deliverables

     - Information for ASIC manufacturing, including:
          Design netlist
          Chip floorplan
          Package bonding diagram
          Text patterns
          Timing analysis script

         Exhibit B: Definitions of Architectural Compliant Extensions

SGS-Thomson will be granted rights to develop derivative products based on the NV architecture so long as architectural compliance is adhered to. The process for developing architectural extensions is as follows:

1.  The design will comply with the NV Architectural Specification.
2. A new class (functionality) extension to the NV architecture must comply with the rules of virtualization as specified by the architecture.
3. Each new class will be registered with NVidia and will be assigned a unique class ID number.

                     Exhibit C: ASIC Development Milestone

The NV1-V32 development milestone is attached. The V32 is architected and designed in such a way as to enable the maximum amount of design reuse with NV1-D64. The final product specification of D64 is still pending input from SGS-THOMSON. A detailed schedule will be provided once the final architecture of D64 and DAC is completed. The goal is to deliver first prototype of D64 approximately 2 months after that of V32, FCS approximately 1 month after V32, and product introduction at the same time.

                    EXHIBIT D:  DAC DEVELOPMENT AND SCHEDULE

The DAC architecture is tightly coupled to the architecture of NV1-D64 and NV1-V32. Numerous tradeoffs between price, performance, and functionality need to be jointly made between NVidia and SGS-THOMSON.

NVidia will work with SGS-THOMSON to fully define and specify the NV1 DAC and accelerator architectures. SGS-THOMSON is committed to deploy the necessary engineering and marketing resources to accommodate this schedule. Both companies will make best efforts to ensure expeditious development and fabrication of NV1 DAC(s).

Exhibit E


                             Marketing Deliverables

The marketing plan attached is illustrative of the type and scope of marketing plan to be implemented by SGS-THOMSON. Deliverables from SGS-THOMSON to NVidia will include:

o Printing and Artwork for a reasonable no of NV1 product datasheets, NV Architectural Backgrounders, S/W writers guide, Application Notes, NV1 Brochures.
o Organisation of NV1 Press Launch in US, Taiwan and Tokyo, including booking venues, inviting journalists and preparing Press Packs.
o Organisation of ISV camp including booking venue and printing training material.
o Any Demo Software that SGS-THOMSON produces internally or sub-contracts (NVidia will supply to SGS-THOMSON any demo software that NVidia produces).
o Use of guest suite that SGS-THOMSON rents at trade shows (including COMDEX) for the purpose of promoting NV products.

Printed material will be delivered to NVidia for NVidia to distribute to its customers.

NV1 MARKETING PLAN
------------------

OBJECTIVES
----------

MAJOR STRATEGIES
----------------

SGS-THOMSON SALES & MARKETING SUPPORT FOR NV
--------------------------------------------

KEY ACCOUNT TARGETING
---------------------

KEY PROMOTIONAL MESSAGES OF NV
------------------------------

MEDIA STRATEGIE
---------------

TECHNICAL/APPLICATIONS SUPPORT
------------------------------

ACTION ACTIVITY PLAN
--------------------

PRIOR TO LAUNCH DATE

FIRST 30 DAYS AFTER LAUNCH

FIRST 60 DAYS AFTER LAUNCH

                  EXHIBIT F:  SOFTWARE SUPPORT AND MAINTENANCE

NVidia will provide on-going software support and maintenance to SGS-THOMSON as reasonably expected. It is expected that SGS-THOMSON will provide the necessary support for its own customers. The software maintenance service is as follows.

1.   Support for x86 platforms.
2. Major operating system device drivers will be provided on a best effort and prioritized basis. The OS drivers currently planned, in order of priority, are Windows3.1, Windows4.0, NT, and OS/2 2.0.
3.   BIOS support for desktop platforms.
4.   Windows3.1 and BIOS will be available at prototype.
5. NVidia will release timely and regular software updates to SGS-THOMSON. SGS-THOMSON will receive software updates no later than NVidia customers.
6. NVidia will keep available assistance to SGS-THOMSON between 8:00AM and 6:00PM, prevailing local time, Monday through Friday (excluding NVidia recognized holidays).
7. NVidia will provide appropriate assistance to SGS-THOMSON within a reasonable period after ST adequately describe and/or document the problem.
8. Enhancements requested by ST that are agreed upon by NVidia will be provided at a reasonably negotiated price.
9. NVidia is planning to develop application-specific interfaces for strategic applications such as Adobe Photoshop and AutoCAD. To the extent that NVidia can legally do so, NVidia will make available to SGS-THOMSON these DDA (Direct-Device Access) drivers under favorite customer terms.

         EXHIBIT G: KEY SGS-THOMSON PERSONNEL ASSIGNED TO COLLABORATION


SGS-THOMSON initially expects to assign people and locations to the collaboration as follows. During the collaboration SGS-THOMSON will continue to review the requirements of the program and assign people based on circumstances at any given time.


Position                       Period            Location

Marketing Manager              Full Time         San Jose
Graphics Architect             Full Time         San Jose
Designer 1 DAC                 Full Time         Bristol
Designer 2 DAC                 Full Time         Bristol
Designer 3 DAC                 Full Time         Bristol
Designer 1 Controller          Full Time         San Jose
Designer 2 Controller          Full Time         San Jose
Application Engineer 1         Full Time         San Jose
Application Engineer 2         Full Time         San Jose
Product Engineer               Full Time         San Jose (for three months
                                                   then Bristol)
ASIC Support Engineer          Full Time         Dallas/San Jose

In addition to the personnel listed above, who will be allocated to the program initially, further personnel from SGS-THOMSON, mainly based in Dallas and Bristol, will be allocated to the program as it becomes appropriate.

                           AMENDMENT AND EXTENSION
                                      TO
                       STRATEGIC COLLABORATION AGREEMENT


This Amendment and Extension to Strategic Collaboration Agreement between SGS-THOMSON Microelectronics, Inc., a Delaware corporation ("ST"), and NVIDIA Corporation, a California corporation ("NVIDIA"), is entered into this 3rd day of June 1996 (hereinafter the "Amendment").

WHEREAS, ST and NVIDIA entered into that certain Strategic Collaboration Agreement dated November 10, 1993 (the "Original Agreement");

WHEREAS, the Original Agreement expires by its terms on November 10, 1996;

WHEREAS, ST and NVIDIA each wish to develop a next generation multimedia accelerator product (hereinafter the "Next Generation Product") and desire to work together in the design of such product, and

WHEREAS, ST and NVIDIA each wish to amend and extend the Original Agreement in order to jointly develop such Next Generation Product.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

1.   PRODUCT DEVELOPMENT

ST and NVIDIA have each independently defined a Next Generation Product using the NV architecture developed by NVIDIA and licensed to ST in the Original Agreement. ST's defined product (hereinafter "STG3000") is an alternative version of the product defined by NVIDIA as the NV3 (hereinafter the "NV3").

1.1. PRODUCT DESIGN. NVIDIA will be responsible for the development of the core technology comprising the NV3 and the STG3000 (hereinafter the "Core Technology"). NVIDIA will make reasonable best efforts to design the NV3 in such a way as to permit the ST to use the Core Technology to easily modify the NV3 to meet the definition of the STG3000. Although the STG3000 is defined as the NV3 without audio functionality, the audio technology included within the NV3 is included within the Core Technology. NVIDIA will use its reasonable best effort to (i) design the NV3 to emulate the STG3000 by using a bonding option, and (ii) design the NV3 so that ST may recombine some or all of the Core Technology within the NV3 in order to produce a cost optimized version of the STG3000. ST will use its reasonable best efforts to design the STG3000 in such a way that it can be emulated by the NV3. In addition, ST will direct its Graphics Business Unit ("GBU") engineering resources to the development of the Core

Technology (including the STG3000 emulated NV3) as a priority over ST's development of the STG3001 or any other GBU project.

2.   PRODUCT MARKETING

ST and NVIDIA will each use their reasonable best efforts to support each other's product development and to get their respective products to market as soon as reasonably practical. To that end, ST and NVIDIA will co-operate to concurrently produce silicon samples of the NV3 and the NV3 emulated version of the STG3000. Each company will independently market, promote, sample, price and sell their respective products.

3.   NVIDIA GRANT OF TECHNOLOGY LICENSES

3.1 ST TO OBTAIN LICENSE. The license fee for the Core Technology will be $2,500,000 and will be payable as follows: (i) $1,000,000 upon final execution of this Amendment, (ii) $500,000 at tapeout of the NV3 product acceptable to ST, and (iii) $1,000,000 at the production of a prototype of the NV3 product acceptable to ST. Only upon final payment shall ST have acquired the license. All license payments shall be non-refundable. In the event ST finds the tapeout or prototype of the NV3 unacceptable and therefore does not pay the corresponding payment, ST shall nevertheless continue to be obligated to comply with the other provisions of this Amendment regarding product development and manufacturing specifically including, but not limited to, paragraphs 3.4 and 3.6.

3.2 ST EXERCISE OF LICENSE. Upon final payment of the licenses fee described in paragraph 3.1, ST shall have obtained from NVIDIA, a worldwide, non-exclusive, perpetual license to make, have made, use and sell (without the right to sublicense) and to otherwise fully exploit the Core Technology or any portions thereof as part of a product that ST may manufacture or have manufactured. Notwithstanding the foregoing grant of license, ST shall be prohibited from (i) using or selling the NV3 product in the form defined by NVIDIA, and (ii) modifying, extending, or enhancing the NVIDIA architecture except with the prior written consent of NVIDIA, which consent shall not be unreasonably withheld.

3.3 ST EXISTING LICENSES. Except as specifically provided in this Amendment, nothing herein shall modify the product, technology, and software licenses obtained by ST in the Original Agreement. As such, and for clarification purposes, ST shall remain (i) the exclusive licensee to the NV1-D64 product developed by NVIDIA, (ii) a non-exclusive licensee to the NV architecture technology developed by NVIDIA, and (iii) a non-exclusive licensee to the software developed and/or licensed by NVIDIA for device drivers and BIOS and all NV architecture based products licensed by ST or developed by ST. The terms of the Original Agreement shall continue to govern such licenses. In addition, for clarification purposes, NVIDIA hereby acknowledges that such licenses are in no way limited as to market/product segment and consequently ST has unlimited rights to sell the NV1-D64 product, and any other NV architecture based products ST designs or has designed for it, in any market segment without limitation.

  3.4 NVIDIA RECEIPT OF LICENSE. Upon execution of this agreement NVIDIA shall have obtained from ST a worldwide, royalty-free, non-exclusive, perpetual license to make, have made, use and sell the Video and Graphics DAC technology and otherwise fully exploit such Video and Graphics DAC technology, with right to sublicense, provided such technology forms an integral part of a larger NV architecture based product designed by NVIDIA.

  3.5 NVIDIA DELIVERABLES. NVIDIA will transfer to ST all pertinent specifications and know how generated by NVIDIA regarding the Core Technology in the form reasonably requested by ST upon tape-out of the NV3. NVIDIA will provide reasonable technical assistance necessary for ST to use the Core Technology independent of NVIDIA, specifically including the information and know how reasonably required by ST to design a cost optimized version of the STG3000. In addition, in compliance with paragraph I.C. of the Original Agreement, NVIDIA will transfer to ST (I) all specifications and know how generated by NVIDIA regarding the NV1-D64 product, and (II) all specifications and know how reasonably required by ST to design products using the NV architecture. The information shall be transferred to ST in a form reasonably requested by ST. NVIDIA shall be obligated to transfer any subsequent specifications and know how developed by NVIDIA as they relate to the Core Technology through December 31st, 1997.

  3.6 ST DELIVERABLES. ST will transfer to NVIDIA all pertinent specifications and know how generated by ST regarding the Video and Graphics DAC technology and the NV3 physical design in the form reasonably requested by NVIDIA upon tape-out of the NV3. ST will provide reasonable technical assistance necessary for NVIDIA to use the Video and Graphics DAC technology independent of ST. The information will be transferred to NVIDIA in a form reasonably requested by NVIDIA. ST shall be obligated to transfer any subsequent specifications and know how of the Video and Graphics DAC technology through December 31st, 1997.

  3.7 THIRD PARTY MANUFACTURE CONFIDENTIALITY PROVISIONS. Notwithstanding each party's foregoing grant of have made rights, in order to exercise such right, the party intending to exercise such rights shall be required to (i) provide written notice of the other party's ownership of the licensed technology, and
(ii) include the owner of such licensed technology as a third party beneficiary to any confidentiality agreement between the party and such third party manufacturer. The execution of such confidentiality agreement shall be condition precedent to the exercise of the have made rights herein. ST shall have no obligation to comply with such restriction when exercising its have made right with a worldwide affiliate.

4.     PRODUCT SUPPORT TO ST

  4.1 SOFTWARE, QA, AND DEVELOPER MARKETING. In consideration of its payment of $1,000,000 in 1996 and $750,000 in 1997. ST will be entitled to receive the benefits of NVIDIA's efforts in developing the NV3 and STG3000 products using the Core Technology during 1996 and the first half of 1997 as referenced in Exhibit A. ST shall pay such amounts as follows: (i) $500,000 upon final execution of this agreement,
(ii) $250,000 on July 1st 1996, (iii) $250,000 on October 1st 1996, (iv)
$375,000 on January 2nd 1997, and (v) $375,000 on April 1st 1997. Throughout 1996 NVIDIA shall provide support in software engineering, product/quality assurance engineering and developer marketing. From January 2nd 1997 to June 30th 1997, NVIDIA shall provide support for software engineering and developer marketing. NVIDIA will provide ST such support on the same basis and in the same time frame as it provides such benefits to itself. For example, ST shall receive software releases for the STG3000 concurrent with that for the NV3, to the extent that the two versions of the software are binary compatible. Any additional product support other than as listed or described on Exhibit A shall be upon the agreement of the parties; provided either ST or NVIDIA may take additional actions independent from the other.

  4.2 TRADE SHOWS / OTHER MARKETING EVENTS. ST and NVIDIA anticipate that they will from time to time share the costs of trade shows and other specific marketing efforts which are jointly developed or approved by both NVIDIA and ST.

5.      DEVELOPMENT SUPPORT

  5.1 NVIDIA CONTRIBUTION. NVIDIA will be responsible for the cost of engineering, tools, and computers for the design, synthesis, and verification phase of development of the NV3 product.

  5.2 ST CONTRIBUTION. ST will be responsible for the cost of engineering, tools, and computers for the layout and back-end phase of development and will also be responsible for the cost of mask making and prototyping for up to two full and one metal prototype runs for the NV3 and projected NVIDIA designed mixed signal device, provided however that if the root cause of any prototype failure is jointly agreed to be ST's fault, the mask making and prototyping to correct such fault shall be ST's sole expense, and shall be in addition to the two full and one metal prototype run described herein. ST shall obtain and provide three Cadence design kits for use in NVIDIA's design and development of its mixed signal device. ST shall be responsible for the cost of the Cadence design kits through the earlier to occur of (i) NVIDIA 's completion of the design of the mixed signal device, or (ii) December 31st, 1997.

  5.3 EQUAL CONTRIBUTION. ST and NVIDIA shall share equally the cost of third party FIB repair for the NV3.

6.      MANUFACTURING CAPACITY AND PRICING

  6.1 RESERVATION OF CAPACITY. ST reserves capacity of up to 1.5 million units for NV3 for 1997 for the technologies, price and time matrix shown in paragraph 6.4, pursuant to ST's standard terms and conditions of sale, and additional terms contained in this Agreement.

6.2 USE OF RESERVED CAPACITY. In order to claim the reserved capacity at the agreed upon pricing NVIDIA must provide ST with a monthly rolling 26 week forecast of its expected product requirements. The initial 4 weeks of such forecast shall be considered a firm order and consequently NVIDIA will be required to issue purchase orders for such amount on a monthly basis. The next 8 weeks shall be considered a firm but modifiable order in which NVIDIA will be entitled to increase or decrease the order by 50% (up to the time it falls within the initial 4 week period of a forecast) and consequently NVIDIA shall be required to issue purchase orders for such amount on a monthly basis. The remaining 14 weeks of the forecast shall be for planning purposes only and shall require no purchase order.

6.3 The only consequence of the failure by NVIDIA to place orders as described above shall be that ST shall no longer be required to reserve capacity for such unplaced orders.

6.4 PRICE MATRIX FOR NV3. ST agrees to manufacture and sell the reserved capacity of NV3 product to NVIDIA at the following prices under the assumptions contained in the following matrix. In the event the die size assumptions are incorrect, ST and NVIDIA agree to change the prices proportionally.

          Technology         1H97        2H97

          HCMOS5S            [*]         [*]
          4 Level Metal
          9.5 x 9.5 mm die
          256 PIN BGA

          HCMOS6             [*]         [*]
          5 Level Metal
          7.5 x 7.5 mm die
          256 PIN BGA

ST prices offered to NVIDIA offered to NVIDIA shall at all times be as low as those offered by ST to any other third party for comparable products under similar business terms and conditions.

At approximately 6 monthly intervals, ST and NVIDIA agree to meet and review the competitiveness of the current pricing, and negotiate in good faith pricing for the subsequent 6 month period.

NVIDIA acknowledges that the HCMOS6 process technology referenced in the preceding matrix is currently under development by ST and is included in the price matrix based on ST's reasonable estimate of when the NV3 product may be manufactured using the technology. In addition NVIDIA recognizes that the development of the process technology may be delayed so that it is unavailable for use in manufacturing the NV3 product during the terms of this Amendment. ST shall promptly notify NVIDIA of any such delay and the expected delivery date.




[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

 6.5 PRICES ON NV1-V32 KIT. Upon final execution of this Amendment, ST will manufacture and sell the NV1-V32 (revision C) kit, comprising the NV1-V32 and the NVDAC, to NVIDIA at $22.00 per kit, subject to acceptance or orders by ST under the then current terms and conditions of sale.

7.    ROYALTIES

 7.1 ROYALTIES ON STG2000. Upon final execution of this Amendment, paragraph V.A. of the Original Agreement will be modified to provide for a [*] royalty payable to NVIDIA on any and all future ST Net Sales (as defined in the Original Agreement) of the NV1-D64 product in any volume (known to ST as the STG2000).

 7.2 ROYALTIES ON STG3000. ST shall pay NVIDIA a royalty of [*] on its Net Sales (as defined in the Original Agreement) of the STG3000. This rate will be reduced to [*] under the prepaid credit mechanism described in paragraph 7.5. In any event, ST's royalty obligation shall cease for any Net Sales of the STG3000 made after December 31st 1998.

 7.3 ROYALTIES ON FUTURE NV PRODUCTS BASED ON NV ARCHITECTURE. Starting January 1, 1998, the royalty for Net Sales of all future ST products on NVIDIA's NV Architecture will be the ratio of the core area (total silicon area not including bond pad area) wholly incorporation NV Technology and the total core area, multiplied by the royalty rate shown in the table below.

                     Total Volume             Royalty Rate
                     ------------             ------------
                     First 5 MU                  [*]
                     Next 10 MU                  [*]
                     Beyond 11MU                 [*]

To the extent such royalty payments are due and payable prior to the close of business on December 31, 1998, 50% of such royalty payment will be paid in the form of a reduction of the prepaid royalty described in paragraph 7.5.

 7.4 PREPAYMENT OF ROYALTY. Upon final execution of this Amendment by both ST and NVIDIA, ST agrees to prepay $2,500,000 of the royalty payment due NVIDIA pursuant to the terms of paragraph 7.2. ST shall prepay the royalty as follows:
$1,000,000 upon final execution of this Amendment, $750,000 three months following the final execution of this agreement, and $750,000 six months following the final execution of this Amendment.

 7.5 REDUCTION OF PREPAYMENT CREDIT/REPAYMENT OBLIGATION. Upon receiving the prepaid royalty pursuant to paragraph 7.4, NVIDIA shall provide ST a credit towards future royalty obligations. NVIDIA shall reduce such credit by an amount equal to (i) [*] of ST's Net Sales (as defined in the Original Agreement) of the STG3000, and (ii) [*] of any royalty due on ST's Net Sales of any future NV based products pursuant to the terms of paragraph 7.3. Following reduction of the prepayment amount to zero, royalties shall be payable to NVIDIA as provided in paragraphs 7.2 and 7.3. In the event a portion of such credit remains as of the close


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

of business of December 31st 1998, NVIDIA shall be obligated to remit such balance to ST by the close of business on January 10th 1999. Thereafter, ST shall be required to pay a cash royalty payment equal to the full royalty amount on such future Net Sales pursuant to the terms of paragraphs 7.1 and 7.2.

 7.6 SECURITY FOR PREPAID ROYALTY. In order to provide ST security for the prepaid royalty, to the extent not already pledged as collateral as of the date of this Amendment, NVIDIA shall grant ST a priority security interest on specific assets identified by ST in an amount equal to the prepaid royalty. ST shall release such security interest in the same amount as the prepaid royalty credit described in paragraph 7.4 is reduced.

 7.7 PAYMENT OF ROYALTIES. All royalties shall be calculated on a quarterly basis, shall be payable to NVIDIA within 45 days of the close of a calendar quarter unless offset as described in section 7.8, shall be accompanied by a written report showing the calculation of such royalty payment during the prior quarter, and shall be subject to independent audit no more frequently than once a year. The audit shall be at NVIDIA's sole cost unless it reveals a discrepancy of more than 10% in ST's favor in which case ST shall be obligated to pay for such audit, and it shall take place during normal business hours upon reasonable prior notice to ST.

 7.8 OFFSET. ST may, at its sole discretion, elect to offset amounts receivable form NVIDIA in lieu of making the payments in this section 7. Any such offset will be reflected in the corresponding royalty report.

8.    MODIFICATIONS OF THE ORIGINAL AGREEMENT.

The following provisions of the Original Agreement are modified as follows:

 8.1 NVIDIA shall have no further obligation pursuant to paragraph 1.A. or 1.B. to develop any future NV architecture based products or develop software to support such products.

 8.2 NVIDIA shall be obligated to transfer all licensed technology (architecture, product, and software), and provide reasonable technical assistance, pursuant to paragraph 1.C, through the termination of this Amendment.

 8.3 NVIDIA shall have no further obligations to disclose NV products or to offer ST a license to any further NV products as required in paragraphs II.B. or III.B. or V.B. and ST shall no longer have any rights under such paragraphs.

 8.4 ST shall no longer have any royalty obligations pursuant to paragraph V.A. except as contained in section 7 of this Amendment.

 8.5 ST shall no longer have any obligation to develop any ASIC or DAC for the NV1-DS4, the NV1-V32, or any other product pursuant to paragraphs VI.A. and VI.B.

8.6 ST shall have no further obligation to provide any marketing support pursuant to paragraph VIII.A. and the parties shall have no further obligation to maintain the Joint Marketing Committee pursuant to paragraph VIII.B.

8.7 ST shall extend the line of credit established for the benefit of NVIDIA pursuant to paragraph VII.B. through the expiration of this Amendment unless NVIDIA issues its first public stock offering prior thereto, in which case the line of credit will expire concurrent with the stock offering. All credit issued to such line of credit shall be repaid to ST pursuant to the terms of the Original Agreement, to be replaced in part by ST's standard terms of credit.

8.8 The term of the Original Agreement and therefore this Amendment referenced in paragraph XI.A. shall be extended through December 31, 1997.


9. ALL OTHER TERMS REMAIN UNCHANGED. Unless modified by the terms of this Amendment, the terms of the Original Agreement shall remain unchanged and shall be extended through December 31, 1997. In addition, any representation or warranty made by either party in the Original Agreement shall be deemed made again as of the date of this Amendment. To the extent any term of the Original Agreement conflicts with a term contained in this Amendment, the parties agree that the term contained in this Amendment shall be the controlling term.


10.  SURVIVAL.

Notwithstanding any other provision of this Amendment or the Original Agreement, ST and NVIDIA recognize that all licenses granted in the Original Agreement and this Amendment are perpetual and this will survive termination of this Agreement. In addition, NVIDIA's obligation to transfer the NV architecture, product technology, and software, and ST's obligation to transfer the Video and Graphics DAC technology, all in the form that it exists on December 31, 1997, shall survive termination. The parties confidentiality and royalty obligations shall also survive termination.

IN WITNESS THEREOF, the parties have executed this Amendment as of the date set forth above.

NVIDIA Corporation                           SGS-THOMSON Microelectronics, Inc.

/s/ Jen-Hsun Huang                           /s/ A. McK. Malone
---------------------                        ---------------------
Jen-Hsun Huang                               A. McK. Malone
---------------------                        ---------------------
PRESIDENT & CEO                              Vice President - Finance & CEO

                                   EXHIBITS

                     Exhibit A: NVIDIA Deliverables NV3

NVidia will develop and share the following source with ST:

     1. Design Data for the Core Technology which will include but not be limited to:

        NV3 PCI Bus Interface
        NV3 SVGA and CRT Controller
        NV3 Frame Buffer Interface for EDO and SGRAM memory
        NV3 Media Port
        NV3 Wavetable Synthesis and Soundblaster (DOS Audio) Engineer NV3 2D and 3D Graphics Engine
        All on-chip interfaces for the above

     2. For each of the above, the following views will be supplied:

        Production Chip level Verilog
        Architectural Specification comprising:
          Programmer's reference
          Class Definitions
          Architectural Developer guide
        Register Specifications comprising:
          Manuals
          Compilation tools
        Design Environment comprising:
          Verification
          Script Generation Tools

     3. Software for the Core Technology, which will include but not be limited to the following:

          NV3 Resource Manager
          Windows 95 Display Drivers
          Windows 95 WDM Drivers
          Windows NT Display Drivers
          Windows NT WDM Drivers
          All Windows 95 Direct-X drivers developed by NVidia for the NV3 Installation Utilities
          Production Diagnostics
          Debug Diagnostics
          Software QA Automation Scripts
          Software Release Build Utilities
          NVLIB
          SDK Utilities
          Waretable Bank Files

EXHIBIT B: ST Deliverables (DAC)

Design data and technology for the following:
     Video Controller
     Ramdac including
          graphics fifo
          Palette rams and pixel data path
          DACs
          Frequency synthesizers
          Game ports
     IO pads including ESD structures

Following information is necessary for each of these
     Video controller
          Production Chip Verilog
          Test files
          Test video clips
          Manuals
     All components of Ramdac and IO pads as listed above:
          Production Chip Verilog
          Schematics
          Hierarchical GDS2 data base
          Design rules
          Spice models
          Spice circuit files and simulation decks
          Design review package
          Simulation and characterization results
Production test vectors and test plan
Necessary inputs (scripts, constraints, etc.) for Synopsis Synthesis tools Necessary inputs (scripts, constraints, etc.) for static timing analysis Description of known critical timing paths and/or critical circuit elements (behaviors)

             SECOND AMENDMENT TO STRATEGIC COLLABORATION AGREEMENT

This Second Amendment and Extension to the Collaboration Agreement (the "Second Amendment") between SGS-THOMSON Microelectronics, Inc., a Delaware Corporation ("ST") and NVIDIA Corporation, a California Corporation ("NVIDIA"), is entered into this 27th day of January 1998 (hereinafter the "Second Amendment").

Whereas, ST and NVIDIA entered into that certain Strategic Collaboration Agreement on November 10, 1993 (the "Original Agreement");

Whereas, ST and NVIDIA modified the Original Agreement on June 3, 1996 (the "First Amendment"); and

Whereas, ST and NVIDIA wish to further amend the Original Agreement as previously modified by the First Amendment;

Now Therefore, intending to be legally bound, ST and NVIDIA hereby agree as follows:

1.   PRODUCT DEVELOPMENT

1.1 PRODUCT DESIGN. The product design of the Next Generation Product will be that of the NV3 and will be identical for ST and NVIDIA. The product will be marketed under a common trade name which has been agreed by the parties as the "RIVA128". References in the First Amendment to the STG3000 and NV3 alternative versions of the Next Generation Product and to their separate development, sales and marketing and features are hereby deleted and references therein shall be deemed reference to the single product design now known as RIVA128.

1.2 RELATED PRODUCT. NVIDIA will develop a product related to the RIVA128 to be known as the RIVA128ZX. ST will synthesize the design of the RIVA128ZX into its process technology and perform layout/LVS/DRC for the RIVA128ZX, NVIDIA will design reference, and debug boards and driver software for the RIVA128ZX, ST and NVIDIA will jointly develop emulation boards and perform system bring up and validation of the RIVA128ZX. All references to the RIVA128 will include by implied reference the RIVA128ZX product.

1.3 CORE TECHNOLOGY. Subject to the terms of the Original Agreement and the First Amendment, each party will be able to independently develop, build and market future products using the Core Technology.

1.4 ST CONTRIBUTION. Section 5.2 of the First Amendment shall be modified as follows:

  ST shall obtain and provide three physical design CAD seats for use by NVIDIA. The CAD seats would include tools necessary for NVIDIA to duplicate the back-end methodology used by ST on the development of the RIVA128. ST shall be responsible for the cost of the (3) CAD seats through June 30, 1998.

1.5 PRODUCT MANUFACTURING. ST will manufacture the RIVA 128 using its advanced process technology.

2.   SOFTWARE AND QA SUPPORT

     In return for ST forgiving the $2.5 million of prepaid royalty provided to NVIDIA pursuant to the terms of the First Amendment. NVIDIA shall provide software engineering and QA support to ST for the RIVA128 and any derivarive product developed by ST through December 31, 1998. The software support for provided to ST shall specifically include but not be limited to support of MS Windows NT 4.0 and 5.0, MS Windows 95, and MS Windows 98 (Memphis). During this period NVIDIA shall provide ST support for its sales of RIVA 128 on the same basis and in the same time frame as it provides such benefits for itself. In any event, ST shall receive software releases concurrently with NVIDIA.

3.   PRODUCT MARKETING

     The parties will create a joint Sales and Marketing Committee with equal voting authority for NVIDIA and ST. This Committee will review sales and marketing decisions of both parties related to the RIVA128.

     The parties will share equally the manufacturing cost of building boards for the RIVA128 to be used as prototypes and for marketing purposes.

4.   PRODUCT SALES

     Each party will have the right to sell the RIVA128 at a price determined by such party at its discretion. For its customers, NVIDIA will take orders and place corresponding sales orders on ST (NVIDIA will act as a non-stocking distributor). NVIDIA may at its discretion direct ST to ship directly to NVIDIA's customers at NVIDIA's cost. The method of shipment shall be as directed by NVIDIA.

     ST will provide NVIDIA with regular updates on the status of its orders and the work in process for the RIVA128.

     NVIDIA will use its best efforts to provide reasonable technical assistance, reasonable design-in assistance, and reasonable software support to both parties customers.

     ST will use reasonable efforts to support reasonable manufacturing and information needs of NVIDIA.

     Each party will provide the Sales and Marketing Committee a rolling six month sales forecast of the RIVA128 on a monthly basis.

     The last 30 days prior to the Last Commit Date to the customer will be considered firm demand. If an NVIDIA customer cancels or reschedules its order, at NVIDIA's request, ST will use reasonable efforts to ship the product to one of ST's customer. If ST does not have additional demand for the product, NVIDIA will accept delivery of the product. This provision replaces Section 6.2 of the First Amendment in its entirety.

     Each party is responsible for the compensation of its own sales force and other personnel.

     ST will use reasonable efforts to maintain capacity for an adequate supply of product to fill the orders of both parties and saturate ST's available market. Any shortfall in capacity shall be allocated fairly by the Sales and Marketing Committee. The Sales and Marketing Committee will approve the product allocation policy which will govern the allocation of product to each of the parties outside of the last 30 days prior to the Customer Shipment date. In the event that the Committee cannot agree on a policy, the product available will be allocated on a pro rata basis based on each party's backlog. ST will use reasonable efforts to provide sufficient capacity to manufacture according to NVIDIA's 1998 forecast. This is initially set at 500,000 per month, and will be revised monthly as provided for herein.

5.   PRODUCT PRICING

     The pricing provision of Section 6.4 of the First Amendment are hereby deleted. ST will provide the RIVA128 to NVIDIA based on a long term supply relationship at a price (the"Adjusted Price") negotiated monthly by the Sales and Marketing Committee. The Adjusted Price is equal to the amount displayed in Exhibit B ("Base Cost") for the corresponding manufacturing plus on amount ("Mark-Up") determined by the Sales and Marketing Committee. In any event, the Adjusted Price shall not exceed the maximum Price listed in Exhibit A. The Mark-up is computed as [*]. In the event that the Committee can not agree on the Mark-up, the Adjusted Price shall be equal to the Mark-up for the previous quarter plus the then current Base Price.

     NVIDIA shall have the right to have an independent audit of the manufacturing yield no more frequently than once a year. The audit shall be at NVIDIA's sole cost unless it reveals a discrepancy of more than 10% in ST's favor in which case ST shall be obligated to pay for such audit. Any audit shall take place during normal business hours upon reasonable prior notice to ST.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.   PRODUCT PAYMENT

     Section VII(B) of the Original Agreement and Section 8.7 of the First Amendment are hereby modified as follows:

  ST will grant NVIDIA a revolving line of credit up to a maximum of the sum of NVIDIA equity and ST's profit margin in sales of RIVA128 products to NVIDIA over the preceding thirty (30) days. For purposes of this Section 6, NVIDIA's equity shall equal the difference between NVIDIA's assets and liabilities during the same thirty (30) day period for which ST will measure its profit on the sale of RIVA128 products to NVIDIA. ST's profit shall be the Mark-Up multiplied by the number of units sold to NVIDIA during such thirty (30) day period. ST shall have no obligation to grant such line of credit until NVIDIA enters into sufficient agreements documenting such arrangement and providing ST sufficient security to issue such line of credit. NVIDIA shall pay the full balance of such line of credit within ten (10) days of the initial public offering of its securities. All other terms of such Sections shall remain unchanged except as previously amended.

7.   ROYALTIES

     Section 7.2 and 7.3 of the First Amendment are hereby deleted and replaced with: ST shall pay NVIDIA a per unit royalty equal to the Mark-Up set monthly by the Sales and Marketing Committee on its Net Sales of the Next Generation Product within 30 days of shipment. In any event, references made to paragraphs
7.2 and 7.3 of the First Amendment made in paragraph 7.5 of the First Amendment are hereby replaced by reference to this paragraph 7. If the Committee cannot agree on a new royalty, the per unit royalty shall remain the same as the prior quarter.

8.   CREDIT

     NVIDIA will be solely responsible for the credit decisions relating to its customers. NVIDIA will be solely responsible for invoicing and collections from such customers. ST will be solely responsible for the credit decision, invoicing, and collections relating to its customers.

9.   SECOND SOURCE

     NVIDIA retains the right to second source the RIVA128 using a third party manufacturing facility and to market and sell the products to its customers. NVIDIA second sourced product shall not be covered by this Second Amendment.

10.  CONTROLLING TERMS

     Except as set forth herein, all terms of the Original Agreement, as previously modified by the First Amendment, shall remain in full force and effect. To the extent any term of the Original Agreement or the First Amendment conflicts with a term in this Second Amendment, the parties agree that the term contained in this Second Amendment shall be the controlling term.

11.  NONINTERFERENCE

     In light of the fact that ST and NVIDIA have been working closely together in joint development projects and their mutual desire to each maintain a stable work force necessary for continued business success, ST and NVIDIA each agree, as a reciprocal agreement, that during the term of this Agreement, as now or hereafter amended, and for two (2) years after the expiration of the term, as the same may be extended, neither party will, directly or indirectly, (a) induce or attempt to induce any employee to leave the employment of the other party or any of its affiliated companies; (b) interfere with or disrupt the other party's relationship with any of its employees; (c) solicit any employee of the other party or its affiliated companies to come to work for it or one of its affiliated companies; or (d) hire any employee, or former employee, of the other party or its affiliated companies.

12.  NO OTHER CHANGES

     Unless modified by the terms of this Second Amendment, the terms of the Original Agreement, as previously modified by the First Amendment, shall remain unchanged. It is expressly understood that this Second Amendment in no way is intended to extend the term of the Original Agreement, as previously amended by the First Amendment, which shall terminate on December 31, 1997.

     Capitalized terms used herein but not defined have the meaning set forth in the Original Agreement or the Amendment.

     IN THE WITNESS WHEREOF, the parties have executed this Second Amendment as of the date set forth above.

SGS-THOMSON Microelectronics, Inc.                        NVIDIA Corporation

/s/ Tim Chambers                                          /s/ Jen-Hsun Huang
----------------                                          ------------------
Tim Chambers                                              Jen-Hsun Huang
Vice President                                            President & CEO
Graphics Products Division

                                   EXHIBIT A

-----------------------------------------------------------------------------------------------
        Defect Density                                         Base Cost
-----------------------------------------------------------------------------------------------
      (def/cm2)                (Dzero/l)      Q1'98           Q2'98         Q3'98        Q4'98
-----------------------------------------------------------------------------------------------
         [*]                    [*]           $[*]           $[*]            [*]          [*]
-----------------------------------------------------------------------------------------------
         [*]                    [*]           $[*]           $[*]           $[*]         $[*]
-----------------------------------------------------------------------------------------------
         [*]                    [*]           $[*]           $[*]           $[*]         $[*]
-----------------------------------------------------------------------------------------------
         [*]                    [*]           $[*]           $[*]           $[*]         $[*]
-----------------------------------------------------------------------------------------------
         [*]                    [*]           $[*]           $[*]           $[*]         $[*]
-----------------------------------------------------------------------------------------------
         [*]                    [*]           $[*]           $[*]           $[*]         $[*]
-----------------------------------------------------------------------------------------------

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.